MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

NATURAL RESOURCES FOCUS FUND

SERIES # 9

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/13/00	Votorantim Celulose	$93,000	$118,800,000	Morgan Stanley
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